Exhibit 10.24

RESTRICTED STOCK UNIT GRANT AGREEMENT

RESTRICTED STOCK UNITS GRANTED
UNDER THE 1998 IMS HEALTH INCORPORATED
NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

This Restricted Stock Unit Grant Agreement, including the Terms and Conditions provided herewith (together, the “Agreement”), confirms the grant of Restricted Stock Units (“RSUs”) as of                                                  the “Grant Date”) by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of IMS Health Incorporated (the “Company”) as follows:

Participant Granted RSUs:

Number of RSUs Granted:

Scheduled Lapse Date(s):

The RSUs are granted under the 1998 IMS Health Incorporated Non-Employee Directors’ Stock Incentive Plan (the “Plan”).  The RSUs are subject to all the terms and conditions of the Plan, which is provided herewith and incorporated herein by reference, and are subject to the terms and conditions of this Agreement.

Participant acknowledges and agrees that (i) until an RSU has become vested in accordance with Section 2(a) hereof, such RSU will be subject to a risk of forfeiture to the extent provided in such Section 2, and (ii) until the later of the time each RSU becomes vested or the end of any additional period of deferral permitted under applicable law and elected by Participant in accordance with Section 4 hereof and such other rules and requirements of the Company as may be established from time to time in the Committee’s sole discretion, such RSU shall be generally nontransferable, as provided in Section 3 hereof.

IN WITNESS WHEREOF, IMS Health Incorporated has caused this Agreement to be executed by its officer thereunto duly authorized.

By the Company’s signature, and Participant’s acceptance of these RSUs (as described in the attached Terms and Conditions), the Company and Participant agree to the terms of this Agreement.  If Participant makes any deferral election with respect to the RSUs granted under this Agreement, Participant must fill out a separate form or forms with respect to such deferral election and return it to the Executive Compensation & Equity Plans Department by the applicable deadline specified by the Company.

IMS HEALTH INCORPORATED

David R. Carlucci
Chairman & Chief Executive Officer

TERMS AND CONDITIONS
OF RESTRICTED STOCK UNITS

1.             Restricted Stock Units

Each Restricted Stock Unit (“RSU”) represents a generally nontransferable, conditional right to receive one share of the Company’s Common Stock (a “Share”) at a specified future date, together with a right to receive payments equivalent to dividends paid on Shares (“Dividend Equivalents”) and other rights, subject to the terms and conditions of the 1998 IMS Health Incorporated Non-Employee Directors’ Stock Incentive Plan (the “Plan”) and this Agreement.  RSUs are bookkeeping units, and do not represent ownership of Shares or any other equity security.  The Company shall maintain a bookkeeping account on behalf of Participant (the “Account”) reflecting the number of RSUs then credited to Participant hereunder as a result of this grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments of Dividend Equivalents under Section 5.  For purposes of this Agreement, the term RSUs includes RSUs as to which the risk of forfeiture under Section 2 has lapsed but which remain subject to Participant’s election to defer settlement.

2.             Vesting and Forfeiture

(a)           RSUs granted hereunder shall vest (meaning that the risk of forfeiture of such RSUs under this Section 2 shall lapse) at the scheduled lapse date set forth on the cover page of this Agreement, except that all RSUs shall vest on an accelerated basis upon the earliest of (i) the termination of a Participant’s service as a director of the Company by reason of death or Disability; (ii) the termination of a Participant’s service as a director of the Company for any reason other than death or Disability if the Committee (excluding any member thereof whose own RSU is at issue) has specifically approved the accelerated vesting of the RSUs upon such termination of service, or (iii) the occurrence of a Change in Control if the Committee has specifically approved the accelerated vesting of the RSUs upon such Change in Control.  Each RSU credited as a result of Dividend Equivalents on a forfeitable RSU and any cash amount payable as Dividend Equivalents on a forfeitable RSU under Section 5(a) shall vest at the time of vesting of the forfeitable RSU which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent RSU or cash.  Each RSU credited as a result of Dividend Equivalents on a then non-forfeitable RSU under Section 5(a) shall be fully vested and non-forfeitable from and after the date of such crediting, and any cash amount credited as Dividend Equivalents on a then on-forfeitable RSU shall be deemed to be fully vested and non-forfeitable at the time it is credited and shall be paid at the time of settlement.

(b)           In the event of Participant’s termination of service as a director of the Company, all RSUs that are not vested at or prior to the time of such termination shall be forfeited, unless otherwise determined by the Committee.  Thus, upon termination of a Participant’s service as a director of the Company for reasons other than death or Disability, unvested RSUs generally will be forfeited.

3.             Nontransferability

Until the later of the time each RSU becomes vested or the end of any additional period of deferral elected by Participant in accordance with Section 4 below, such RSU shall not be transferable or assignable other than by will or by the laws of descent and distribution or to a designated Beneficiary in the event of Participant’s death, and no such transfer shall be effective to bind the Company unless the Committee shall have been furnished with a copy of such will, Beneficiary designation, or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4.             Settlement and Election to Defer Settlement

RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents, shall be settled by delivery of one Share for each RSU being settled.  Settlement of an RSU granted hereunder shall occur upon the lapse of the risk of forfeiture of such RSU under Section 2, except settlement shall be deferred if Participant has validly elected to defer settlement in accordance with rules and requirements established by the Company from time to time in its sole discretion and this Section 4.  Settlement of RSUs that directly or indirectly result from Dividend Equivalents on RSUs granted hereunder shall occur at the time of settlement of the granted RSU.

Deferrals, if permitted, shall comply with requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Participant shall make elections relating to such deferral at times meeting the requirements of Code Section 409A, using forms provided by the Company (such forms are separate from this Agreement).  At any time that RSUs are treated as deferred compensation subject to Code Section 409A, (i) they will be subject to accelerated settlement under Section 10(b) of the Plan and Section 2(a) of this Agreement only if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v), and (ii) settlement may not be accelerated in the discretion of the Company (except to the extent permitted under Proposed Treasury Regulation § 1.409A-3(h)(1) and (2)).  At such time that RSUs are not treated as deferred compensation subject to Code Section 409A and Participant has no further right to elect deferral in conformity with Code Section 409A, RSUs shall be required to be settled promptly upon the lapse of the risk of forfeiture, and in any event such settlement must take place within 60 days after such lapse.  It is understood that Code Section 409A and regulations thereunder may make it impractical for any such deferral to take place.  Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution in settlement of RSUs would result in Participant’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt; and (ii) any rights of Participant or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Participant will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Participant shall not be subject to any penalty under Section 409A.

Any elective deferral will be subject to such additional terms and conditions as the Committee may impose.

5.             Dividend Equivalents and Adjustments

(a)           Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows:

(i)            Cash Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of cash and the record date for such cash dividend is prior to the settlement of the associated RSU, then a Participant shall be entitled to Dividend Equivalents calculated at the time of such settlement and credited and paid in cash at settlement, without interest.

(ii)           Non-Share Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than Shares, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(iii)          Common Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Common Stock in the form of additional Shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(b)           The number of RSUs credited to Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participant’s rights with respect to RSUs, to reflect any changes in the outstanding Shares resulting from any event referred to in Section 9(a) of the Plan, taking into account any RSUs credited to Participant in connection with such event under Section 5(a) hereof.

6.             Other Terms Relating to RSUs

(a)           The number of RSUs credited to a Participant’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the Committee.  Upon settlement of RSUs, Participant shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs, unless the Company arranges to deliver shares to an account of Participant to which fractional shares may be credited without requiring the Company to in fact issue a fractional share.

(b)           An individual statement of each Participant’s Account will be issued to each Participant not less frequently than annually.  Such statements shall reflect the amount of RSUs credited to Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Vice President of Global Human Resources.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements relating to Participant.  A Participant’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of RSUs, including the number of RSUs credited as a result of Dividend Equivalents (if any); provided, however, that any statement containing an error shall not represent a binding obligation to the extent of such error.

7.             Miscellaneous

(a)           This Agreement shall be legally binding when executed by the Company and accepted by Participant as described below, provided that no election of

Participant will be binding unless Participant has accepted the Agreement and the terms of the Plan (as described below).

(b)           This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs.  No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Company or impair the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed (or accepted electronically, if permitted in the sole discretion of the Committee) in the name and on behalf of the Company and by Participant.

(c)           Any Beneficiary designation made by Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required) by filing with the Executive Compensation & Equity Plans Department a notice of such change.   The change of Beneficiary designation shall become effective upon receipt by the Executive Compensation & Equity Plans Department.  In the event Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Participant are not then living, or if no valid Beneficiary designation is in effect, Participant’s estate or duly authorized personal representative shall be deemed to have been designated by Participant.

(d)           Any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant or any Beneficiary.  Participant or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Company.

(e)           Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except as otherwise specifically provided herein.

*  *  *  *  *

You do not need to do anything if you want to accept your RSUs on the terms set out in this Agreement.  If you do not want to accept your RSUs on the terms set out in this Agreement, please write to the Company at the address below, marking your envelope to the attention of Kristin Johnson, no later than                      .

IMS Health
Executive Compensation & Equity Plans
660 W. Germantown Pike
Plymouth Meeting, Pennsylvania 19462
U.S.A.

Your RSUs will then be cancelled.  If you do not write to us telling us that you do not want your RSUs by                                  , you will have accepted your RSUs and agreed to the terms set out in this Agreement.  You should retain a copy of this Agreement for your records.

PARTICIPANT:	Date:

[For HR Use Only: Date Received by Executive Compensation & Equity Plans Department: